Exhibit 10.1

GARTNER, INC.
2014 LONG-TERM INCENTIVE PLAN
STOCK APPRECIATION RIGHT AGREEMENT

Grant # SS___

NOTICE OF GRANT

Gartner, Inc. (the “Company”) hereby grants you, ______________ (the “Grantee”), a stock appreciation right (the “SAR”) under the Company’s 2014 Long-Term Incentive Plan (the “Plan”), to exercise in exchange for a payment from the Company pursuant to this SAR. The date of this Agreement is February 6, 2017 (the “Grant Date”). In general, the latest date this SAR will expire is February 6, 2024 (the “Expiration Date”). However, as provided in Appendix A (attached hereto), this SAR may expire earlier than the Expiration Date. Subject to the provisions of Appendix A and of the Plan, the principal features of this SAR are as follows:

Number of Shares to which this SAR pertains:

Exercise Price per Share:  $

Vesting Schedule:

Twenty-five percent (25%) of the Shares to which this SAR pertains shall vest on each of the first four anniversaries of the date hereof, or February 6, 2018, 2019, 2020 and 2021, subject to Grantee’s Continued Service through each such date.

Your signature below indicates your agreement and understanding that this SAR is subject to all of the terms and conditions contained in the Plan and this SAR Agreement (the “Agreement”), which includes this Notice of Grant and Appendix A. For example, important additional information on vesting and termination of this SAR is contained in Paragraphs 3 through 5 of Appendix A, and there is a non-competition covenant in Paragraph 17. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS SAR.

GARTNER, INC.	GRANTEE

By:

Eugene A. Hall, CEO

APPENDIX A

TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

1.       Grant of SAR. The Company hereby grants to the Grantee under the Plan, as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation for his or her services, a Stock Appreciation Right (“SAR”) pertaining to all or any part of an aggregate of Shares shown on the attached Notice of Grant, which SAR entitles the Grantee to exercise the SAR in exchange for Shares in the amount determined under Paragraph 9 below; provided, however, that should Grantee’s Continued Service end at any time during the calendar year in which the grant was made, then the number of Shares to which this SAR pertains will be pro-rated to the number of days in that year in which the Grantee was employed (e.g., for the avoidance of doubt, the number of Shares will equal the number specified in the Notice of Grant, multiplied by the number of days from January 1 to the date of termination, divided by 365).

2.       Exercise Price. The purchase price per Share for this SAR (the “Exercise Price”) shall be $99.07, which is the Fair Market Value of a Share on the Grant Date. When the SAR is exercised, the purchase price will be deemed paid by the Grantee for the exercised portion of the SAR through the past services rendered by the Grantee, and will be subject to the appropriate tax withholdings.

3.       Vesting Schedule. Except as otherwise provided in this Agreement, the right to exercise this SAR will vest in accordance with the vesting schedule set forth in the Notice of Grant which constitutes part of this Agreement. Shares scheduled to vest on any date will vest only if the Grantee remains in Continued Service on such date. Should the Grantee’s Continued Service end at any time (the “Termination Date”), any unvested portion of this SAR will be immediately cancelled; provided, however, that if termination of Continued Service results from the Grantee’s death, Disability or Retirement, then any unvested portion of this SAR shall vest as follows:

(a)	If termination of Continued Service is due to the Grantee’s death or Disability, the unvested portion of this SAR shall vest in full on the Termination Date;

(b)	If termination of Continued Service is due to Retirement and the Grantee is less than age 60, the unvested portion of this SAR that would have vested by its terms within twelve (12) months from the Termination Date shall continue to vest as set forth in the Notice of Grant despite the termination of service;

(c)	If termination of Continued Service is due to Retirement and the Grantee is age 60 on the Termination Date, the unvested portion of this SAR that would have vested by its terms within twenty-four (24) months from the Termination Date shall continue to vest as set forth in the Notice of Grant despite the termination of service;

(d)	If termination of Continued Service is due to Retirement and the Grantee is age 61 on the Termination Date, the unvested portion of this SAR that would have vested by its terms within thirty-six (36) months from the Termination Date shall continue to vest as set forth in the Notice of Grant despite the termination of service; and

(e)	If termination of Continued Service is due to Retirement and the Grantee is age 62 or older on the Termination Date, the entire unvested portion of this SAR shall continue to vest as set forth in the Notice of grant despite the termination of Service;

provided further, however, that Grantee is in full compliance with all the terms of this Agreement at the time of vesting. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the SARs at any time, subject to the terms of the Plan. If so accelerated, such SARs will be considered as having vested as of the date specified by the Committee.

4.       Termination of SAR. In the event of the Grantee’s termination of Continued Service for any reason other than Retirement, Disability or death, the Grantee may, within ninety (90) days after the date of such termination of Continued Service (excluding any period during which Grantee is prohibited from trading under the Company’s Insider Trading Policy), or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this SAR. In the event of the Grantee’s termination of Continued Service due to Disability or death, the Grantee may, within twelve (12) months after the date of such termination, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this SAR. In the event of the Grantee’s termination of Continued Service due to Retirement, the Grantee may exercise any vested but unexercised portion of this SAR through the Expiration Date.

5.       Death of Grantee. In the event that the Grantee dies while in the employ of the Company and/or a parent of the Company or Subsidiary, the administrator or executor of the Grantee’s estate (or such other person to whom the SAR is transferred pursuant to the Grantee’s will or in accordance with the laws of descent and distribution), may exercise any vested but unexercised portion of the SAR in accordance with Paragraph 4 above. Any such transferee must furnish the Company (a) written notice of his or her status as a transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of this SAR and compliance with any laws or regulations pertaining to such transfer, and (c) written acceptance of the terms and conditions of this SAR as set forth in this Agreement.

6.       Persons Eligible to Exercise SAR. Except as provided in Paragraph 5 above or as otherwise determined by the Committee in its discretion, this SAR shall be exercisable during the Grantee’s lifetime only by the Grantee.

7.       SAR is Not Transferable. Except to the limited extent provided in Paragraph 5 above, this grant and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately shall become null and void. Notwithstanding the preceding, the Grantee may transfer (not for consideration and for bona fide estate planning purposes) the Stock Appreciation Rights awarded under this Agreement to a revocable estate planning trust that is established solely for the benefit of Grantee and his or her immediate family. Any such transfer will be permitted only if it is in compliance with such rules and procedures as the Company may establish from time to time. Among other things, Grantee must acknowledge and agree that (a) for U.S. income tax purposes, all taxable income from the Stock Appreciation Rights will be reported to Grantee alone, (b) if Grantee proposes to change the nature or character of the transferee trust, Grantee first must inform the Company and the Company may require that the Stock Appreciation Rights be transferred back to Grantee alone, and (c) no additional other or further transfers of the Stock Appreciation Rights will be permitted under any circumstance.

8.       Exercise of SAR. This SAR may be exercised by the person then entitled to do so as to any Shares, and such exercise must be in accordance with the Company’s published exercise procedures, as in effect from time to time, which may require the Grantee to exercise this SAR through the Company’s designated broker or administrator. All exercises must be accompanied by payment of the aggregate exercise price together with all taxes the Company determines are required to be withheld by reason of the exercise of this SAR or as are otherwise required under Paragraph 10 below. Exercise forms are available from the Stock Plan Administration. Payment of the aggregate exercise price must be (i) in cash (including check, bank draft or money order), or (ii) for “cashless exercises” during the open trading window, by delivery of such documentation as the Company and any broker of deposit, if applicable, shall require to effect an exercise of the SAR and delivery to the Company of the sale or loan proceeds required to pay the exercise price, in each case plus any applicable withholding taxes.

9.       Payment of SAR Amount. Upon exercise of this SAR, the Grantee shall be entitled to receive the number of Shares (the “SAR Amount”), less applicable withholdings, determined by (i) multiplying (a) the difference between the Fair Market Value of a Share over the Exercise Price; times (b) the number of Shares with respect to which this SAR is exercised, and (ii) dividing the product of (a) and (b) by the Fair Market Value of a Share. The SAR Amount shall be paid solely in whole Shares; any fractional amount shall be rounded down to the nearest whole share. Shares issued pursuant to the exercise of this SAR may be delivered in book form or listed in street name with a brokerage company of the Company’s choice. For purposes of this Paragraph 9, Fair Market Value has the same meaning as in the Plan or as otherwise determined by the Company or its delegee.

10.     Tax Withholding and Payment Obligations. When the Shares are issued as payment for exercised SARs, the Grantee will recognize immediate U.S. taxable income if the Grantee is a U.S. taxpayer. If the Grantee is a non-U.S. taxpayer, the Grantee will be subject to applicable taxes in his or her jurisdiction. The Company (or the employing parent of the Company or Subsidiary) will withhold a portion of the Shares otherwise issuable in payment for exercised SARs that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by the Company (or the employing parent of the Company or Subsidiary) with respect to the Shares. No fractional Shares will be withheld or issued pursuant to the exercise of SARs and the issuance of Shares thereunder. The Company (or the employing parent of the Company or Subsidiary) may instead, in its discretion, withhold an amount necessary to pay the applicable taxes from the Grantee’s paycheck, with no withholding of Shares. In the event the withholding requirements are not satisfied through the withholding of Shares (or, through the Grantee’s paycheck, as indicated above), no payment will be made to the Grantee (or his or her estate) for SARs unless and until satisfactory arrangements (as determined by the Committee) have been made by the Grantee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such SARs. By accepting this award of SARs, the Grantee expressly consents to the withholding of Shares and to any cash or Share withholding as provided for in this Paragraph 10. All income and other taxes related to the SAR award and any Shares delivered in payment thereof are the sole responsibility of the Grantee. In no event will the Company reimburse the Grantee for any taxes that may be imposed on the Grantee as result of Section 409A.

11.     Suspension of Exercisability. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the SARs upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the exercise of SARs hereunder, this SAR may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. The Company shall make reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

12.     No Rights of Stockholder. Neither the Grantee (nor any transferee) shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares covered by this SAR.

13.     Successors and Assigns. The Company may assign any of its rights under the Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. The rights and obligations of the Grantee under this Agreement may be assigned only with the prior written consent of the Company.

14.     No Effect on Employment. The Grantee’s employment with the Company and any parent of the Company or Subsidiary is on an at-will basis only, subject to the provisions of applicable law. Accordingly, subject to any written, express employment contract with the Grantee, nothing in this Agreement or the Plan shall confer upon the Grantee any right to continue to be employed by the Company or any parent of the Company or Subsidiary or shall interfere with or restrict in any way the rights of the Company or the employing parent of the Company or Subsidiary, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without good cause. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company or the parent of the Company or Subsidiary employing the Grantee.

15.     Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary at the Company’s headquarters, P.O. Box 10212, 56 Top Gallant Road, Stamford, CT 06902-7700, or at such other address as the Company may hereafter designate in writing.

16.     Maximum Term of SAR. Notwithstanding any other provision of this Agreement, this SAR is not exercisable after the Expiration Date.

17.     Non-Competition. The Grantee agrees that, during the Restraint Period (as defined below), for any reason, the Grantee will not engage in any Competitive Act within the Non-Compete Area. For purposes of this Agreement, “Competitive Act” (independently and collectively) shall mean any direct or indirect instance of (a) the development, marketing or selling of, or assisting others to develop, market or sell, research and/or advisory services in the areas of information technology, supply chain management, and/or digital marketing, regardless of the manner in which such research and/or advisory services are provided, or (b) the solicitation, directly or indirectly, of the Company’s clients or known prospects for the purposes of developing, digital marketing or selling the products or services referred to in clause (a), by the Grantee (whether as a consultant, analyst, sales person, independent contractor, agent, independent business venturer, partner, member, employee or otherwise). “Non-Compete Area” shall mean any jurisdiction or location in which the Company conducts business or has clients or prospects, including Europe, North America, the USA, the United Kingdom, Australia, Asia, Asia-Pacific & Japan, Middle East, Central and South America, or Africa. “Restraint Period” shall mean the period of three (3) years following the last date on which any SARs vest. During the Restraint Period, the Grantee will notify (in writing and not less than 72 hours in advance) the Company’s General Counsel if he or she intends to become an employee or other service provider of any entity other than the Company (for example, but not by way of limitation, as an employee, consultant, analyst, sales person, independent contractor, agent, independent business venturer, partner or member). The Grantee agrees that the restrictions in this Paragraph 17 will apply as if they consisted of several separate, independent and cumulative covenants and restraints. Employee further agrees that if any separate covenant and restraint described in this Paragraph 17 is unenforceable, illegal or void, that covenant and restraint is severed and the other covenants and restraints remain in full force and effect. It will not be a violation of this Agreement for the Grantee to take an accounting and finance position with an entity that derives a portion (but less than a majority) of its revenues from Competitive Acts, provided that the Grantee does not engage in sales, marketing, development, operational or strategic activities related to such Competitive Acts and or the portion of the New Entity related thereto. It also will not be a violation of this Agreement for the Grantee to take a senior executive position with an entity (the “New Entity”) so long the New Entity itself does not engage in any Competitive Act, it being understood that affiliated corporations of the New Entity may engage in Competitive Acts but only if both the group of affiliated entities that includes the New Entity derives less than a majority of its revenues from Competitive Acts and the Grantee does not engage in any sales, marketing, development, operational or strategic activities related to such Competitive Acts. Notwithstanding the foregoing, during the final eighteen (18) months of the Restraint Period, only the following entities and their successors will be deemed to be engaged in Competitive Acts: Forrester, IDG (inclusive of IDC), Informa (inclusive of Ovum and Datamonitor), The Advisory Board Company (ABCO), IHS/Markit, Info-Tech Research, ISG (Information Services Group), The 451 Group (inclusive of Yankee, Uptime Research, etc.), eMarketer, Sirius Decisions, G2Crowd, TechTarget, Apptio, Accenture, UBM, Hackett Group and TrustRadius; provided, however, that the Company may modify the foregoing list of entities considered to be engaging in Competitive Acts at any time upon at least thirty (30) days’ written notice to the Grantee.

Grantee acknowledges that the time, geographic and scope limitations of his/her obligations set forth herein are fair and reasonable in all respects, especially in light of the international scope and nature of the Company’s business, and that Grantee will not be precluded from gainful employment if he/she is obligated not to compete with the Company or solicit its customers or others during the Restraint Period and within the Non-Compete Area as described above. In the event of Grantee’s breach or violation of the above restrictions, or good faith allegation by the Company of his/her breach or violation of the above restrictions, the Restraint Period shall be tolled until such breach or violation, or dispute related to an allegation by the Company that Grantee has breached or violated the above restrictions, has been duly cured or resolved, as applicable. Grantee understands that any breach or threatened breach of the above restrictions will cause irreparable injury and that money damages will not provide an adequate remedy therefor and Grantee hereby consents to the issuance of an injunction without posting of a bond.

18.     Non-Solicitation and No-Hire. The Grantee agrees that for the duration of the Restraint Period, the Grantee shall not directly or indirectly solicit, induce, hire, recruit or encourage any of the Company’s employees, agents or contractors to leave their employment or engagement with the Company, whether on the Grantee’s own behalf or on behalf of any other person or entity. General mass solicitations of employment that are not directed at the Company or any employee(s) of the Company shall not be prohibited by this Paragraph 18.

19.     Binding Agreement. Subject to the limitation on the transferability of this SAR contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

20.     Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Connecticut, other than its conflicts of laws provisions.

21.     Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms and phrases used and not defined in this Agreement shall have the meaning set forth in the Plan.

22.     Committee Authority. The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith (including, but not limited to, the determination of whether or not any SARs have vested). All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Grantee, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

23.     Electronic Delivery and Acceptance. The Company, in its sole discretion, may decide to deliver any documents related to Stock Appreciation Rights awarded under the Plan or future Stock Appreciation Rights that may be awarded under the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

24.     Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

25.     Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

26.     Modifications to the Agreement; Clawback. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Except as otherwise provided herein, modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Grantee, to avoid imposition of any additional tax or income recognition under Section 409A of the Internal Revenue Code of 1986, as amended, prior to the actual payment of Shares pursuant to this SAR, provided that such revision would not materially reduce the economic benefits provided or intended to be provided under this Agreement. Additionally, this Agreement and the award made hereunder shall be subject to any clawback policy which the Company may adopt from time to time as required by law or otherwise.

27.     Amendment, Suspension, Termination. By accepting this SAR, the Grantee expressly warrants that he or she has received an SAR to purchase stock under the Plan, and has received, read and understood a description of the Plan. The Grantee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

28.     Defined Terms: Capitalized terms used in this Agreement without definition will have the meanings provided for in the Plan. When used in this Agreement, the following capitalized terms will have the following meanings:

“Continued Service” means that your employment relationship is not interrupted or terminated by you, the Company, or any parent or Subsidiary of the Company. Your employment relationship will not be considered interrupted in the case of: (i) any leave of absence approved in accordance with the Company’s written personnel policies, including sick leave, family leave, military leave, or any other personal leave; or (ii) transfers between locations of the Company or between the Company and any parent, Subsidiary or successor; provided, however, that, unless otherwise provided in the Company’s written personnel policies, in this Agreement or under applicable laws, rules or regulations, or unless the Committee has otherwise expressly provided for different treatment with respect to this Agreement, (x) no such leave may exceed ninety (90) days, and (y) any vesting shall cease on the ninety-first (91st) consecutive date of any leave of absence during which your employment relationship is deemed to continue and will not recommence until such date, if any, upon which you resume service with the Company, its parent, Subsidiary or successor. If you resume such service in accordance with the terms of the Company’s military leave policy, upon resumption of service you will be given vesting credit for the full duration of your leave of absence. Continuous employment will be deemed interrupted and terminated for an Employee if the Grantee’s weekly work hours change from full time to part time. Part-time status for the purpose of vesting continuation will be determined in accordance with policies adopted by the Company from time to time, which policies, if any, shall supersede the determination of part-time status set forth in the Company’s posted “employee status definitions”.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

“Retirement” means termination of your employment in accordance with the Company’s retirement policies, as in effect from time to time, if on the date of such termination (i) you are at least 55 years old and your Continued Service has extended for at least five (5) years, and (ii) the number of full years in your age and your number of full years of Continued Service total at least 65. By way of illustration, if you terminate your employment in accordance with the Company’s retirement policies on your 63rd birthday after six (6) years of Continued Service, your total would be 69 and your termination would be treated as a Retirement; if your Continued Service had extended for only four (4) years, your total would be 67 but your termination would not be treated as a Retirement since you would not have met the minimum of five (5) years of Continued Service.

Your acceptance of this grant indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in the Plan and this Agreement, which includes the Notice of Grant. Your acceptance of this grant indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in the Plan and this Award Agreement, which includes the Notice of Grant and this Agreement.

In addition, by your acceptance of this Stock Appreciation Right grant and in consideration of such grant, you hereby ratify and reaffirm the “Agreement Regarding Certain Conditions of Employment” (the “Gartner Agreement”) previously entered into between you and the Company, including but not limited to the confidentiality and post-employment restrictions on competition set forth therein, and/or you hereby agree to comply with all of the terms and conditions of the Gartner Agreement, which is posted on the Global “Forms and Policies” section of Gartner At Work, and is incorporated herein by this reference.

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